Code of Ethics

Restated Effective May 1, 2011

Table of Contents

I. DEFINITIONS	3

II. STANDARDS OF CONDUCT	6
A. Confidentiality	6
B. Insider Trading	6
C. General Fiduciary Principles	7

III. COMPLIANCE POLICIES AND PROCEDURES	8
A. Department Controls	8
B. EPST System	8

IV. CONFLICTS OF INTEREST	9
A. Gifts	9
B. Board of Directors	10
C. Contributions	11

V. EMPLOYEE PERSONAL TRADING	11
A. Preclearance of Security	11
B. Stock Universe Restriction	11
C. Previously Held Position	12
D. NYLIM Fund	12
E. Initial Public Offering	12
F. Short Sales and Options	12
G. Private securities transactions/limited offering	12
H. Exempted Transactions	13
I. Reporting Requirements	14

VI. COMPLIANCE WITH THE CODE OF ETHICS	15
A. Initial Acknowledgement	15
B. Annual EPST Certification	15
C. Board of Directors	15
D. Annual Certification	15
E. Reporting Violations	15

VII. PERSONAL SECURITIES HOLDINGS — INITIAL	17

VIII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS	18

I. DEFINITIONS
A.	“Act” means the Investment Company Act of 1940, as amended.

B.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

C.	“ICAP” means Institutional Capital LLC.

D.	“Access person” means any employee of ICAP. Employees do not include consultants and/or temporary personnel.

E.	“ICAP Stock Universe” refers to those securities on the MultiFactor Score Listing. The MultiFactor Score Listing is a list of securities derived from the proprietary securities screening process used to identify securities for further evaluation as potential candidates for purchase in client portfolios.

F.	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. As a general matter, “beneficial ownership” will be attributed to an access person in all instances where the person:
(i)	possesses the ability to purchase or sell the security (or the ability to direct the disposition of the security);

(ii)	possesses the voting power (including the power to vote or to direct the voting) over such security; or

(iii)	receives any benefits substantially equivalent to those of ownership.
Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:
(i)	securities held in the person’s own name;

(ii)	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(iii)	securities held by a bank or broker as a nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

(iv)	securities held by members of the person’s immediate family sharing the same household: “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships (the term “immediate family” also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the employee”);

(v)	securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

(vi)	securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(vii)	securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(viii)	securities held by a general partnership or limited partnership in which the person is a general partner; and

(ix)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.
Any uncertainty as to whether an access person beneficially owns a security should be brought to the attention of ICAP’s Compliance Officer. Such questions will be resolved in accordance with, and this definition is subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934.

G.	“Control” shall be interpreted as it would be in Section 2(a) (9) of the Act. As a general matter, “control” means the power to exercise a controlling influence. The “power to exercise a controlling influence” is intended to include situations where there is less than absolute and complete domination and includes:

•	not only the active exercise of power, but also the latent existence of power, and

•	anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity shall be presumed to control such entity.
H.	“Limited offering” means an offering of securities that is exempt from registration under Section 4(2) or 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, 505 or 506 under such Act.

I.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

J.	“Security” shall have the meaning set forth in Section 2(a) (36) of the Act and shall include:
•	common stocks,

•	preferred stocks,

•	options on and warrants to purchase common stocks,

•	preferred stocks;

•	shares of open-end investment companies advised or sub-advised by ICAP,

•	closed-end investment companies,

•	exchange-traded funds,

•	futures and Related Securities.
“Related Securities” are instruments and securities that are related to, but not the same as, a security. For example, a Related Security may be convertible into a security, or give its holder the right to purchase the security.

The term “Security” also includes:
•	private investments, including oil and gas ventures, real estate syndicates and other investments which are not publicly traded.
The term “Security” does not include:
•	shares of open-end investment companies not advised or sub-advised by ICAP,

•	corporate or municipal bonds,

•	direct obligations of the Government of the United States,

•	high quality short-term debt instruments,

•	bankers’ acceptances,

•	bank certificates of deposit, commercial paper, and such other money market instruments.
II. STANDARDS OF CONDUCT
ICAP requires all employees to comply with applicable federal securities laws. ICAP has created policies and procedures, including this Code of Ethics (‘the Code”), designed to achieve such compliance. Failure to observe the policies and procedures outlined in the Code could result in the imposition of sanctions (including dismissal) and could constitute a criminal act in violation of, among other, federal and/or state securities laws. ICAP requires that all employees report any violation of the Code promptly to the CCO for appropriate review and possible further actions.
A.	Confidentiality

ICAP’s reputation is a vital business asset, which must be protected. ICAP clients should have confidence and/or trust that confidential information obtained as part of ICAP’s business will be protected. Any breach of that confidence or trust could have a disastrous long-term effect on ICAP’s client relationships and reputation.

In the course of employment, access persons may be furnished with or otherwise become privy to certain confidential or proprietary information covering a wide range of subjects relating to ICAP’s business. Matters concerning ICAP and its clients are confidential and may not be disclosed to anyone than employee and agents of ICAP who need such information to discharge their duties except to the extent disclosure is required by a regulatory body or law enforcement agency. In the event an employee is requested or required to make a disclosure, the employee shall provide prompt notice to the Chief Compliance Officer. All employees are required to acknowledge these requirements through a signed confidentiality agreement distributed by Human Resources.

The disclosure prohibition (see above) under the confidentiality agreement includes all oral or written disclosures of ICAP’s business through e-mail, telephone/cell-phone, social networks (i.e. Facebook, Twitter, MySpace, etc.), and all other forms of communication.

B.	Insider Trading

While there is no precise statutory definition of insider trading, the term is generally understood to mean participating in a decision to buy, sell or tender securities while in possession of material nonpublic information. Material nonpublic information is any information (i) that is not generally available and (ii)

which would be important to an investor in making a decision to buy, sell, or tender a Security.
The prohibition against trading on material nonpublic information extends to any situation where an employee participates in a decision to buy, sell or tender Securities based on material nonpublic information that they acquire from an issuer or its representatives prior to the information being made available to the public. An employee participates in a decision to buy, sell or tender Securities if he or she influences or controls the decision.

This policy applies to transactions in which an employee exercises investment discretion or influence even though he or she does not own the securities (such as accounts for which the employee serves as an advisor or fiduciary). Specifically, the policy against insider trading would prohibit ICAP employees from “tipping” clients, friends, family or third parties based on their knowledge of material nonpublic information. As used herein, “Trading” includes any Securities transactions in which an employee participated, exerted influence, “tipped” or was tipped by others. Employees are absolutely prohibited from engaging in any activities that would fall within the above description of insider trading.

In the event an employee receives material nonpublic information regarding an issuer in the ICAP Stock Universe, the employee must immediately notify the Compliance Officer.

C.	General Fiduciary Principles

Employees should remember that their first obligation is to the client.

In addition to the specific principles enunciated in this Code, all access persons shall be governed by the following general fiduciary principles:
(i)	The duty at all times to place the interests of clients of ICAP above all others. Access persons must scrupulously avoid serving their own personal interests ahead of the interests of ICAP’s clients.

(ii)	The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(iii)	The fundamental standard that no access person should take inappropriate advantage of their position with ICAP.

(iv)	Information about securities ICAP has recommended or will recommend is to be held in strictest confidence.
III. COMPLIANCE POLICIES AND PROCEDURES
A.	Department Controls

ICAP has put in place controls around safeguarding and monitoring information and activity. These safeguards include internal policies and procedures that each employee is expected to understand and adhere too. To assist in the dissemination of these policies and procedures, ICAP has instituted periodic educational meetings. In addition, these policies and procedures are available on ICAP’s Intranet.

B.	EPST System

No access person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires any direct or indirect beneficial ownership if such Security is owned by any client of ICAP or is part of the ICAP Stock Universe. For further details, please see Section V of the Code.

For personal security transactions, ICAP maintains the ICAP Stock Universe which it utilizes in its portfolio management process. The ICAP Stock Universe is maintained in ICAP’s parent company’s (“NYLIM”) Employee Personal Security Transaction monitoring system (“EPST”). All access persons are required to preclear any security trade activity via the EPST system. Any trade request involving an ICAP Stock Universe security is denied by the system and can only be allowed in special circumstances with the prior approval of the CCO or his designee. ICAP’s Compliance Department reviews employee trade activity on a monthly basis for compliance with preclearance. For further details, please refer to section V of this Code.

Additionally, NYLIM maintains a “Master Restricted List” in the EPST system. This list contains securities which should be monitored against both portfolio management activity as well as employee brokerage activities. The Master Restricted List may also contain securities in which investment activity is restricted in a specific security. Any employee activity in a Master Restricted List security is flagged and a notice is sent to ICAP’s CCO or designee for review. Any activity relating to the Master Restricted List will be researched by ICAP’s Compliance Department and discussed with NYLIM’s Compliance Department to determine what action if any is required.

IV. CONFLICTS OF INTEREST
A.	Gifts

All gift and entertainment activity is tracked and reviewed on a Gift and Entertainment log. Finance will maintain a gift and entertainment tracking log which will be received monthly and reviewed by the CFO and Compliance Officer on no less than a quarterly basis. Senior management will be involved in any issues on an as needed basis.

No access person shall receive any gift or other thing of value that would be considered extraordinary or extravagant or otherwise unreasonable from any person or entity that does business with or on behalf of any client of ICAP. On occasion, an access person may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities, including companies that ICAP on behalf of its clients may be invested in or may be considering making an investment in. Acceptance of extraordinary or extravagant gifts is not permissible. In the event an employee receives a gift, the employee must notify the Accounts Payable Associate using the Gift Reporting Form available to all employees on the ICAP intranet site. This information will be logged on ICAP’s Gift and Entertainment log. This notification requirement does not apply to receiving promotional items such as pens, hats, umbrellas, logo golf balls etc. Any questions related to the acceptance of gifts should be relayed to your business unit head for further discussion with Compliance. Please be reminded that this is distinct from business offsite business meetings and/or events that could be considered entertainment. Such events are not considered gifts, although still must adhere to the above stated reasonableness standard.

No access person shall give a gift to any client, potential client, person or entity that does or can potentially do business with ICAP that would be deemed extraordinary or extravagant or otherwise unreasonable. In the event an ICAP employee wishes to give a gift to a person or company doing business with ICAP or its clients, the employee must obtain prior approval from the Chief Compliance Officer and applicable department head. The Gift Reporting Form must also be submitted to the Accounts Payable Associate. Please note that ICAP employs a $250 annual gift limit to plan fiduciaries and union recipients. Please see their definition immediately following this paragraph. Any questions related to giving a gift should be relayed to your business unit head for further discussion with Compliance. Distribution of standard promotional items such as pens, hats, umbrellas etc. are not applicable to the prior approval requirement. Entertainment is subject to a reasonableness standard. Please obtain prior compliance department approval for any entertainment of a public official.

Union Recipient — shall include a labor union or a labor union officer, employee, agent, shop steward or other union representative, as well as union-appointed plan trustees. A consultant that is engaged by a labor union may be considered a Union Recipient; however, if the consultant is retained by a union pension plan, it will generally not be considered a Union Recipient.

Plan Fiduciary — is an individual or entity having responsibility for the establishment and ongoing administration of the plan, as well as the selection of investment options and service providers. Common examples of plan fiduciaries include:
•	Plan trustee — an individual or entity that holds title to assets in trust for the benefit of plan participants and their beneficiaries. A trustee is always a fiduciary.

•	Plan administrator — a person or entity responsible for the day-to-day administration of the plan and generally designated in the plan document.

•	The employer that sponsors the plan.

•	The sponsoring employer’s board of directors.

•	Officers of the sponsoring employer who are responsible for decisions that affect the plan.

•	Please note that entertainment of union recipients and plan fiduciaries as described below does not count towards the $250 limit, but is still subject to a reasonableness standard.

•	Meals, lodging or transportation provided to plan fiduciaries in connection with educational or training meetings, or

•	Reasonable meals or refreshments provided to plan fiduciaries in connection with a meeting involving plan business if it would be permissible for the plan itself to pay for them.
B.	Board of Directors

No access person shall serve on the board of directors of a publicly traded company without prior authorization from ICAP’s Board of Managers based upon a determination that the board service would be consistent with the interests of clients of ICAP. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions regarding that company through a “Chinese wall.”
C.	Contributions

All access persons and/or their spouse and dependent children must obtain preclearance from the Compliance Department before making a contribution to:
•	any official of a government entity,

•	a political candidate,

•	a political party of a state or locality,

•	a political action committee,

•	and/or soliciting contributions (i.e. fundraising activities) on behalf of a government official, political candidate, political party, or political action committee.
The Compliance Department will maintain a record of:
•	All government entities to which ICAP has provided advisory services over the last 5 years;

•	The name, title and residential address of all Covered Associates;

•	All contributions to officials of a government entity, political party of a state or local jurisdiction, and political action committee.
V. EMPLOYEE PERSONAL TRADING
A.	Preclearance of Security

Access persons are prohibited from trading in any Security (as defined in section I. J.) without preclearance from the EPST System.

B.	Stock Universe Restriction

ICAP maintains a list of securities that its client accounts own and/or its Research Department is investigating. The list is called “ICAP’s Stock Universe”, which is also referred to as the restricted securities list and is available to each access person through an application on their desktop. There are periods of time when an access person may own a Security from the

Stock Universe in their portfolio. For example, a new access person may own a Security included in the Stock Universe in their existing portfolio and/or a new security is added to the restricted securities list. If an access person owns a Security that is part of the ICAP Stock Universe, such person is permitted to continue to own the Security, but with respect to the subsequent sale of such Security by the access person, the remaining provisions of the Code shall apply.
C.	Previously Held Position

An access person may sell a previously held position in a Security which becomes part of the ICAP Stock Universe until ICAP purchases such Security for a client. At the time ICAP purchases such Securities and so long as ICAP holds such Security for a client, the access person must refrain from selling such Security until all positions in such Security are liquidated, except with the prior written approval of a Compliance Officer.

D.	NYLIM Fund

No access person shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same open-ended NYLIM or other affiliated mutual fund (“NYLIM Fund”) (of which such access person has a beneficial interest) within 30 days. The 30-day holding period is measured from the time of the most recent purchase of shares of the relevant NYLIM Fund by the access person. Waivers of this requirement may be granted in cases of death, disability, or other special circumstances by the CCO and in accordance with the Fund’s Policy and Procedures to Detect and Prevent Market Timing.

E.	Initial Public Offering

No access person shall acquire any Securities in an initial public offering.

F.	Short Sales and Options

No Access Person shall engage in (i) any short sale transaction or (ii) transaction in an option, future or an option on a future if the underlying security is part of ICAP’s Stock Universe, except with the prior written approval of a Compliance Officer.

G.	Private securities transactions/limited offering

All employees are required to receive prior Compliance Officer approval for the purchase of any private securities transaction/limited offering. Examples of such transactions include: limited partnerships, investment made via an offering memorandum, direct private equity and hedge fund investments. In determining whether approval should be granted, a Compliance Officer should consider whether:

(i)	the investment opportunity should be reserved for clients of ICAP; and

(ii)	the opportunity is being offered to an individual by virtue of his or her position with ICAP or ICAP’s advisory relationship with any client.
ICAP’s Compliance Officer must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an access person of a private securities transaction/limited offering for at least five years after the end of the fiscal year in which the approval is granted. In the event approval is granted, the access person must disclose the investment when he or she plays a material role in a client’s subsequent consideration of an investment in the issuer. In such circumstances, the decision to purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

H.	Exempted Transactions
•	Purchases or sales effected in any account over which an access person has no direct or indirect influence or control (e.g., a blind trust);

•	Purchases or sales which are non-volitional on the part of either the access person or ICAP’s client accounts;

•	Purchases which are part of an automatic dividend reinvestment plan;

•	Purchases or sales of securities effected in ESOP accounts or similar company-sponsored accounts.

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

•	Purchases or sales which receive the prior approval of ICAP’s Compliance Officer because (i) they are only remotely potentially harmful to ICAP’s clients; (ii) they would be very unlikely to affect a highly institutional market; or (iii) they clearly are not related economically to Securities to be purchased, sold or held by ICAP’s clients.

I.	Reporting Requirements
•	Direct or Indirect Beneficial Ownership — All Securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by ICAP’s Compliance Officer.

•	Compliance Officer Reporting — ICAP’s Compliance Officer shall report his or her personal Securities transactions in accordance with this Section V. Any issues related to the Compliance Officer’s account shall be communicated directly to the President or his/her designee via the EPST process discussed below.

•	Quarterly Transaction Reports — ICAP employees are required to complete a quarterly transaction report. This report is sent via the EPST system. All responses and required information will be maintained in the EPST system.

•	Brokerage Account Disclosure and Statements — All ICAP employees are required to disclose to Compliance the existence of any brokerage account that they have newly opened or otherwise would cause them to be subject to the Code, within 30 days. It is suggested that any ICAP employee wishing to open a brokerage/securities account consult with Compliance prior to opening such account. All brokerage account activity will be captured in the EPST system. ICAP Compliance will notify its parent Compliance area (area responsible for maintaining the EPST system) who will in turn complete the “407” letter process. The information related to this process will be maintained in the EPST system

•	Initial Holdings Report — In addition to the above reporting requirements, every access person shall disclose to ICAP’s Compliance Officer all personal securities holdings within ten (10) days of such person’s commencement of employment, such disclosures shall be made on the form attached hereto as Exhibit 1. The information contained on the form must be as of a date no more than 45 days before the date the person commences employment. Shortly after becoming an access person, such person must meet with the Compliance Officer to review the obligations imposed by this Code of Ethics. Each such access person shall then sign an acknowledgment, attached hereto as Exhibit 2, to affirm that they have reviewed the Code of Ethics.

•	Annual Holdings Report — In addition to the above reporting requirements, every access person shall disclose to ICAP’s Compliance Officer all personal Securities holdings in an annual report which reflects such person’s Securities holdings. The Annual Holdings report will be distributed via the EPST system. Such reports will be maintained in the EPST system.
VI. COMPLIANCE WITH THE CODE OF ETHICS
A.	Initial Acknowledgement

Each ICAP employee is initially required to acknowledge in writing that they have received and understand the Code on the form attached hereto as Exhibit 2. A copy of the Code and any amendment is always available to each access person via ICAP’s Intranet.

B.	Annual EPST Certification

All access persons shall certify annually via the EPST system that:
(i)	They have read and understand the Code of Ethics and recognize that they are subject thereto; and

(ii)	They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.
C.	Board of Managers

ICAP’s Compliance Officer shall include a report in Board of Managers semi-annually materials if:
(i)	Any violations occurred during the previous semi-annual period; and/or

(ii)	If any changes to the existing Code of Ethics are recommended.
D.	Annual Certification

ICAP’s Compliance Officer will include a certification stating that ICAP has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

E.	Reporting Violations

Upon discovering a violation of this Code of Ethics, the Compliance Officer will conduct an inquiry into the circumstances and, if appropriate, will report such violation to the Board of Managers of ICAP. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties. The Board of Managers may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.

Exhibit 1
VII. PERSONAL SECURITIES HOLDINGS — INITIAL
     In accordance with Section V. E. of the Code of Ethics, please provide a list of all securities in which you have beneficial ownership (consult pages 1 and 2 of the Code for guidance as to the definition of beneficial ownership) as of ____________________ by completing items 1. and 2. below.
1. Please provide a list of each applicable account as indicated below:

Name on Account	Location of Account	Account Number

2. For each account listed above, attach the account statement listing all securities held in that account as of _______________________.
     I certify that this form and the attached statements include all of the securities in which I have a direct or indirect beneficial interest.

Access Person Signature

Dated:

Print Name

Exhibit 2
VIII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS
     I acknowledge that I have received and understand the Code of Ethics restated effective May 1, 2011, and represent:
1.	In accordance with the Code of Ethics, I will report all securities transactions in which I have a beneficial interest and which are required to be reported.

2.	I will comply with the Code of Ethics in all other respects.

Signature

Print Name
Dated: ____________________